Exhibit 99.2

Gerdau Target Business

(A Carve-out of Certain Operations of Gerdau Ameristeel Corporation)

Table of Contents

December 31, 2017

Page(s)

Independent Auditors’ Report	F-2

Combined Financial Statements

Combined Balance Sheet	F-3

Combined Statement of Operations	F-4

Combined Statement of Changes in Net Parent Investment	F-5

Combined Statement of Cash Flows	F-6

Notes to Combined Financial Statements	F-7–F-27

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of

Gerdau Ameristeel Corporation

We have audited the accompanying combined financial statements of the Gerdau Ameristeel Target Business (the “Gerdau Target Business”) (carve-out of certain operations of Gerdau Ameristeel Corporation), which comprise the combined balance sheet as of December 31, 2017, and the related combined statement of operations, changes in net parent investment, and cash flows for the year then ended, and the related notes to the combined financial statements.

Management’s Responsibility for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Gerdau Target Business’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Gerdau Target Business’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Gerdau Ameristeel Target Business as of December 31, 2017, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 3 to the combined financial statements, the accompanying combined financial statements include the allocation of certain expenses from Gerdau Ameristeel Corporation. These allocated expenses may not be reflective of the actual level of costs which would have been incurred had the Gerdau Target Business operated as a separate entity apart from Gerdau Ameristeel Corporation. Our opinion is not modified with respect to this matter.

/s/ Deloitte & Touche LLP

Dallas, Texas

March 23, 2018

Gerdau Target Business

(A Carve-out of Certain Operations of Gerdau Ameristeel Corporation)

Combined Balance Sheet

December 31, 2017

(in thousands)

Assets
Current assets
Cash and cash equivalents	$2,568
Trade accounts receivable, net (Note 5)	221,543
Inventories (Note 6)	160,678
Other current assets	2,330

Total current assets	387,119

Property, plant and equipment, net (Note 7)	288,066
Goodwill (Note 8)	35,834
Other intangible assets, net (Note 8)	11,297
Other noncurrent assets	2,012

Total assets	$724,328

Liabilities and Net Parent Investment
Current liabilities
Trade accounts payable	$81,139
Accrued expenses and other payables	41,617
Short-term debt—affiliated (Note 11)	31,000
Other current liabilities	21,390

Total current liabilities	175,146

Retirement benefit obligations (Note 12)	15,092
Other noncurrent liabilities	4,166

Total liabilities	194,404

Contingencies and commitments (Note 13)
Net Parent investment
Accumulated net contributions from Parent	529,924

Total net Parent investment	529,924

Total liabilities and net Parent investment	$724,328

See accompanying notes to combined financial statements.

Gerdau Target Business

(A Carve-out of Certain Operations of Gerdau Ameristeel Corporation)

Combined Statement of Operations

Year Ended December 31, 2017

(in thousands)

Net sales	$1,326,469
Cost of sales	(1,347,867)

Gross loss	(21,398)

Operating expenses
Selling, general and administrative expenses	67,892
Impairment of goodwill (Note 8)	313,064

380,956

Loss from operations	(402,354)

Interest expense—affiliated (Note 11)	344

Loss before income taxes	(402,698)
Income tax benefit (Note 10)	(76,401)

Net loss	$(326,297)

See accompanying notes to combined financial statements.

Gerdau Target Business

(A Carve-out of Certain Operations of Gerdau Ameristeel Corporation)

Combined Statement of Changes in Net Parent Investment

Year Ended December 31, 2017

(in thousands)

Total Net Parent Investment
Balances at January 1, 2017	$802,023
Net loss	(326,297)
Net transfers from Parent	54,198

Balances at December 31, 2017	$529,924

See accompanying notes to combined financial statements.

Gerdau Target Business

(A Carve-out of Gerdau Ameristeel Corporation)

Combined Statement of Cash Flows

Year Ended December 31, 2017

(in thousands)

Cash flows from operating activities
Net loss	$(326,297)
Adjustments to reconcile net loss to net cash used for operating activities
Depreciation (Note 7)	37,065
Amortization of intangibles (Note 8)	1,539
Impairment of goodwill (Note 8)	313,064
Gain on disposal of property, plant and equipment	(60)
Provision for doubtful accounts	212
Deferred income tax benefit	(76,466)
Inventory write-down	288
Post-employment benefits expense	(42)
Changes in operating assets and liabilities
Trade accounts receivable	(27,506)
Inventories	(34,348)
Other assets	3,577
Liabilities	45,949

Net cash used for operating activities	(63,025)

Cash flows from investing activities
Purchases of property, plant and equipment	(24,320)
Proceeds from disposition of property, plant and equipment	122

Net cash used for investing activities	(24,198)

Cash flows from financing activities
Net transfers from Parent	54,403
Borrowings on affiliated promissory note	31,000

Net cash provided by financing activities	85,403

Net cash decrease in cash and cash equivalents	(1,820)
Cash and cash equivalents
Beginning of year	4,388

End of year	$2,568

Supplemental disclosure of cash flow information:
Interest paid on affiliated debt	$269

Non-cash investing and financing activities:
Net transfer of property, plant and equipment from affiliates	$205

Liabilities related to additions of property, plant and equipment	$1,693

See accompanying notes to combined financial statements.

Gerdau Target Business

(A Carve-out of Certain Operations of Gerdau Ameristeel Corporation)

Notes to Combined Financial Statements

December 31, 2017

(US$ in thousands, unless otherwise stated)

1.	Background and Nature of Operations

The combined financial statements include the historical accounts of the Gerdau Target Business (“Gerdau Target Business” or the “Business”) of Gerdau Ameristeel Corporation (the “Parent”), which includes 33 rebar fabrication facilities in the United States, as well as four steel mini-mills located in Rancho Cucamonga, California, Jacksonville, Florida, Sayreville, New Jersey and Knoxville, Tennessee. Gerdau Ameristeel Corporation operates steel mini-mills, producing primarily steel bars and special sections for commercial and industrial building construction, steel service centers, and original equipment manufacturers. Gerdau Ameristeel Corporation is a wholly owned subsidiary of Gerdau S.A., a publicly traded corporation and leading producer of long steel products in the Americas and major supplier of specialty long steel products in the world.

On December 29, 2017, Gerdau Ameristeel Corporation entered into a Stock and Asset Purchase Agreement (the “Stock and Asset Purchase Agreement”) with Commercial Metals Company, a Delaware Corporation (“Buyer”), providing for the sale of the Business. The transaction is subject to customary closing conditions.

2.	Basis of Preparation

The combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP) from the consolidated financial statements and accounting records of the Parent using the historical results of operations and historical cost basis of the assets and liabilities of the Parent that comprise the Gerdau Target Business. These combined financial statements have been prepared solely to demonstrate its historical results of operations, financial position, and cash flows for the indicated periods under the Parent’s management.

All intercompany balances and transactions within the Gerdau Target Business have been eliminated in the combined financial statements. Transactions and balances between the Gerdau Target Business and Gerdau Ameristeel Corporation and its subsidiaries not part of the business are reflected as related party transactions within these combined financial statements.

Intercompany transactions with the Parent are considered to be settled for cash in the combined cash flow statement of the Business in the same period as reported by the Parent. The total net effect of the settlement of these intercompany transactions is reflected in the combined cash flow statement as a financing activity and in the combined balance sheet within net Parent investment. Net Parent investment represents the Business’s cumulative earnings (loss) as adjusted for cash distributions to and cash contributions from the Parent.

As part of the Stock and Asset Purchase Agreement, the Buyer will acquire stock interest in Tamco, a California corporation, and Gerdau Reinforcing Steel (“RSW”), a Delaware general partnership, which are included in the combined financial statements, and will acquire other businesses as a net asset acquisition. The Agreement provides that certain assets and liabilities of the stock transaction will not be acquired by the Buyer. For the purpose of the combined financial statements, management is disclosing all of the assets and liabilities of the stock purchase portion of the contract as part of the Business, while

Gerdau Target Business

(A Carve-out of Certain Operations of Gerdau Ameristeel Corporation)

Notes to Combined Financial Statements

December 31, 2017

(US$ in thousands, unless otherwise stated)

2.	Basis of Preparation (Continued)

for the net asset acquisition portion of the contract, only the assets and liabilities included in the agreement as being acquired or assumed are being included in the combined financial statements.

3.	Allocation of Certain Costs and Expenses and Continued Support

The historical costs and expenses reflected in the combined financial statements include an allocation for certain corporate and shared service functions historically provided by the Parent, including, but not limited to, executive oversight, finance, legal, human resources, employee related costs including pensions and other benefits for corporate and shared employees, occupancy, information technology, and other shared services. These expenses have been allocated on the basis of direct usage when identifiable, with the remainder allocated on a pro rata basis of proportionate revenue, headcount, tangible assets or other measures considered to be a reasonable reflection of the historical utilization levels of these services.

Management believes the assumptions and allocations underlying the combined financial statements are reasonable. The expenses and cost allocations have been determined on a basis considered by the Parent to be a reasonable reflection of the utilization of services provided to or the benefit received by the Business during the period presented relative to the total costs incurred by the Parent. However, the amounts recorded for these transactions and allocations are not necessarily representative of the amount that would have been reflected in the combined financial statements had the Business been an entity that operated independently of the Parent. Consequently, future results of operations should the Business be separated from the Parent will include costs and expenses that may be materially different than the Business’s historical results of operations, financial position, and cash flows. Accordingly, the combined financial statements for this period are not indicative of Business’s future results of operations, financial position, and cash flows.

The amounts allocated to the Business by the Parent for the year ended December 31, 2017 were as follows:

Intangible amortization(1)	$3,380
Selling expenses	4,522
General and administrative expenses	26,083
Other income, net(1)	(273)

Total allocated expenses	$33,712

(1)	These allocated expenses are included in costs of sales in the combined statement of operations.

Costs incurred by the Parent related to the divestiture of the Business have been included in the combined financials statements. These costs are comprised of legal fees, consultancy fees and audit fees solely related to the divestiture of the Business that had been incurred as of December 31, 2017. The total fees are approximately $2.3 million and are included in general and administrative expenses allocated by the Parent. Gerdau S.A. intends to financially support the operations of the Business through any date of disposition of such business.

Gerdau Target Business

(A Carve-out of Certain Operations of Gerdau Ameristeel Corporation)

Notes to Combined Financial Statements

December 31, 2017

(US$ in thousands, unless otherwise stated)

4.	Summary of Significant Account Policies

4.1    Principles of Combination

The combined financial statements include the results allocated to the Business from the Parent, and certain of their affiliates. All intercompany account balances and transactions have been eliminated. The combined financial statements do not represent all of the assets, liabilities and results of operations of a legal entity, however, management believes the presentation as a combination is the adequate portrait of the financial performance of the Business because the assets, liabilities and results of operations combined were under common control for the period presented.

4.2    Estimates in the Combined Financial Statements

The preparation of combined financial statements in conformity with generally accepted accounting principles in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses. Changes in facts and circumstances may result in revised estimates, and actual results could differ from those estimates. Significant items subject to such estimates and assumptions include the carrying value of inventory and long-lived assets, including goodwill; valuation allowances for receivables and deferred income taxes; percentage of completion accounting method for revenue recognition; reserve for job losses and environmental liabilities. Actual results could differ significantly from these estimates and assumptions.

4.3    Foreign Currency Translation

The combined financial statements are measured using the currency of the primary economic environment in which the entity operates (‘the functional currency’), which is the US Dollars ($) for all such entities.

Transactions in currencies other than the functional currency of each subsidiary are translated into the functional currency using the exchange rate in effect on the transaction date. The Business did have trade accounts receivables of $3.4 million in currencies other than the functional currency as of December 31, 2017.

4.4    Cash and Cash Equivalents

Cash and cash equivalents include cash on deposit and highly liquid investments with original maturities of three months or less.

4.5    Trade Accounts Receivable, Net

Trade accounts receivable are stated at cost, less valuation allowance, when applicable. Included in accounts receivable are contract receivables billed and unbilled retention of RSW. Unbilled retention is that portion of contract billings retained by the customer until after completion of RSW’s scope of work. Unbilled retentions vary up to 10% of the total amount billed on each respective contract. Upon completion of RSW agreed scope of work related to a particular contract, the retained amount is billed, which converts the unbilled retention to billed retention.

Gerdau Target Business

(A Carve-out of Certain Operations of Gerdau Ameristeel Corporation)

Notes to Combined Financial Statements

December 31, 2017

(US$ in thousands, unless otherwise stated)

4.5    Trade Accounts Receivable, Net (Continued)

Depending on the term of the project, a portion of the unbilled retention is current and a portion is noncurrent. The noncurrent portion is recorded in “Other noncurrent assets” in the combined balance sheet. Subject to the negotiated terms of each contract, the due date of billed retentions ranges from 30 days after the substantial completion of RSW’s scope of work up to 40 days following the completion of the overall project. RSW contracts typically range in duration from 3 to 18 months. The allowance for doubtful accounts is calculated based on a risk assessment, which considers historical losses, the individual situation of each customer and the situation of the economic group to which they belong, available collateral and guarantees and the opinion of legal counsel. The allowance is considered sufficient to cover any losses incurred on uncollectible receivables.

4.6    Inventories

Inventories are stated at the lower of cost or net realizable value. Cost is determined using the average cost method. The cost of finished goods and work in progress comprises raw materials and consumables, direct labor, other direct costs and related production overheads. Net realizable value represents the estimated selling price at which the inventories can be realized in the normal course of business after allowing for the cost of conversion from their existing state to a finished condition and for disposal costs. The determination of net realizable value requires the use of estimates and judgment such as determining market selling prices. Changes in market selling prices could result in changes to the Business’s net realizable value estimates and result in further inventory write-downs.

4.7    Property, Plant and Equipment

Property, plant and equipment are stated at historical cost less depreciation, except for land which is not depreciated. The Business capitalizes interest on construction in process during the period in which expenditures have been made, activities are in process to prepare the asset for its intended use and actual interest costs are being incurred. Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Business and the cost of the item can be measured reliably. The carrying amount of the replaced part is derecognized. Repairs and maintenance are charged to the combined statement of operations during the period in which they are incurred.

The Business provides for depreciation of property, plant and equipment using the straight-line method over the estimated useful lives of 10 to 30 years for buildings and improvements and 3 to 15 years for other equipment.

The residual value and useful life of the assets are reviewed and adjusted prospectively, if necessary, at each balance sheet date.

Gains and losses on retirement or other disposition of property, plant and equipment are determined by comparing the proceeds with the carrying amount and are recognized within the combined statement of operations.

Gerdau Target Business

(A Carve-out of Certain Operations of Gerdau Ameristeel Corporation)

Notes to Combined Financial Statements

December 31, 2017

(US$ in thousands, unless otherwise stated)

4.8    Goodwill and Intangible Assets

Goodwill represents the excess of the cost of an acquisition over the fair value of the Business’s share of the net identifiable assets of the acquired subsidiary at the date of acquisition. Goodwill is allocated to the reporting unit expected to benefit from the synergies of the combination for the purpose of impairment testing. Goodwill is tested, at the reporting unit level, for impairment annually or if events or changes in circumstances indicate that the carrying amount may not be recoverable. Goodwill is carried at cost less accumulated impairment losses. Impairment losses on goodwill are not reversed. See further discussion of impairment testing under “Impairment of long-lived assets, including goodwill” below.

For the purpose of this combined financial statement, management allocated a portion of the goodwill recorded at the Parent level to the Business, since the operations included in the combined financial statements were not individual operating segments at the Parent level. The Business’s reporting units with significant balances of goodwill include the West Coast, which includes the Rancho Cucamonga, California mill and RSW operations, and the East Coast, which includes Jacksonville, Florida, Sayreville, New Jersey, Knoxville, Tennessee and the east coast downstream operations. The reporting units are aligned with the way the Business is managed and the way current oversight is provided management. Allocation of goodwill between reporting units is based on relative fair value, which approximates book value.

Intangible assets are recognized only when it is probable that the expected future economic benefits attributable to the assets will accrue to the Business and the cost can be reliably measured. Intangible assets acquired separately by the Business are initially recorded at cost and those acquired in a business combination are recorded at fair value.

Intangible assets are reviewed for impairment annually or if events or changes in circumstances indicate that the carrying amount may not be recoverable. See further discussion of impairment testing under “Impairment of long-lived assets, including goodwill” below.

4.9    Impairment of Long-Lived Assets, Including Goodwill

Long-lived assets that have an indefinite useful life, for example goodwill, are not subject to amortization and are tested annually for impairment and whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its fair value.

Assets that are subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Recoverability of the asset is measured by comparison of the carrying amount to future undiscounted cash flows the asset is expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the asset exceeds the fair value. See Note 8 for a discussion of the Business’s long-lived assets, including goodwill impairment tests as of December 31, 2017 and the estimates and judgments made by management in determining the fair value of the Business’s reporting units.

Gerdau Target Business

(A Carve-out of Certain Operations of Gerdau Ameristeel Corporation)

Notes to Combined Financial Statements

December 31, 2017

(US$ in thousands, unless otherwise stated)

4.10    Income Taxes

Taxable income (loss) differs from income (loss) as reported in the combined statements of operations because it excludes items of income or expenses that are taxable or deductible in other years and it further excludes items that are never taxable or deductible. The Business’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is recognized on differences between the carrying amounts of assets and liabilities in the combined financial statements and their corresponding tax basis used in the computation of taxable income (loss), and is accounted for using the liability method. Deferred tax liabilities are generally recognized for all taxable temporary differences, and deferred tax assets are generally recognized for all deductible temporary differences to the extent that it is probable that taxable income will be available against which those deductible temporary differences can be utilized.

Deferred tax liabilities are recognized for taxable temporary differences associated with investments in subsidiaries and associates, and interests in joint ventures, except where the Business is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future. Deferred tax assets arising from deductible temporary differences associated with such investments and interests are only recognized to the extent that it is probable that there will be sufficient taxable income against which to utilize the benefits of the temporary differences and they are expected to reverse in the foreseeable future.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the period in which the liability is settled or the asset realized, based on tax rates (and tax laws) that have been enacted or substantively enacted by the balance sheet date. The measurement of deferred tax liabilities and assets reflects the tax consequences that would follow from the manner in which the Business expects, at the reporting date, to recover or settle the carrying amount of its assets and liabilities. The carrying amount of deferred tax assets is reviewed at each balance sheet date and reduced to the extent that it is no longer probable that sufficient taxable income will be available to allow all or part of the asset to be recovered.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the Business intends to settle its current tax assets and liabilities on a net basis.

Deferred tax assets are also recognized for the estimated future effects of tax losses carried forward. The Business reviews the deferred tax assets in the different jurisdictions in which it operates periodically to assess the possibility of realizing such assets based on projected taxable profit, the expected timing of the reversals of existing temporary differences, the carry forward period of temporary differences and tax losses and the implementation of tax-planning strategies.

Gerdau Target Business

(A Carve-out of Certain Operations of Gerdau Ameristeel Corporation)

Notes to Combined Financial Statements

December 31, 2017

(US$ in thousands, unless otherwise stated)

4.11    Employee Benefits

(a)    Pension Obligations

The Business maintains defined benefit pension plans covering certain of its employees. The benefits are based on years of service and compensation during the period of employment. Annual contributions are made in conformity with minimum funding requirements and maximum deductible limitations. Typically defined benefit plans define an amount of pension benefit that an employee will receive on retirement, usually dependent on one or more factors such as age, years or service and compensation. Many employees are also covered by the defined contribution retirement plans of the Parent. A defined contribution plan is a pension plan under which the Business pays fixed contributions into a trust which is separate from the Business and under the control of trustees. Contributions are expensed when employees have rendered service entitling them to the contributions. The Business has no legal or constructive obligations to pay further contributions if the trust does not hold sufficient assets to pay all employees the benefits relating to employee service in the current and prior periods.

The liability recognized in the balance sheet in respect of defined benefit pension plans is the present value of the defined benefit obligation at the balance sheet date less the fair value of plan assets for the defined benefit plans of Tamco. In accordance with the Sale and Purchase Agreement, only the liability related to the Tamco Pension Plan for Hourly Employees is being assumed in the purchase and the Tamco Pension Plan for Salaried Employees will be retained by the Parent. The defined benefit obligation for pension is calculated annually by independent actuaries using the projected unit credit method prorated on service and management’s best estimate of expected plan investment performance for funded plans, salary escalation, retirement ages of employees and expected health care costs. The discount rate used for determining the liability for future benefits is the current interest rate at the balance sheet date on high quality fixed income investments with maturities that match the expected maturity of the obligations.

The Business also includes employees who participate in a defined benefit plan sponsored by the Parent that is not included in the combined financial statements. For this situation, management is presenting this plan as a multi-employer pension plan, and no assets or liability related to this plan are being presented as part of the combined financial statements. Nevertheless, the service cost related to the employees that are part of the Business and that participate in this multi-employer pension plan has been allocated to the combined statement of operations of the Business.

(b)    Other Post-Employment Obligations

The Parent currently provides specified health care benefits to retired employees, which includes employees of the Business. Employees who retire after a certain age with specified years of service become eligible for benefits under this unfunded plan. The Parent has the right to modify or terminate these benefits. The expected costs of these benefits are accrued over the period of employment using the same accounting methodology as used for defined benefit pension plans.

Gerdau Target Business

(A Carve-out of Certain Operations of Gerdau Ameristeel Corporation)

Notes to Combined Financial Statements

December 31, 2017

(US$ in thousands, unless otherwise stated)

The Business also includes employees who participate in a defined benefit other post-employment plan sponsored by the Parent. For this situation, management is presenting this plan as a multi-employer plan, and no assets or liability related to this plan are being presented as part of the combined financial statements. The service cost related to the employees that are part of the Business and that participate in this multi-employer plan has been allocated to the combined statement of operations of the Business.

(c)    Share-Based Compensation

Certain employees of the Business participate in equity compensation plans of the Parent. The fair value of all equity compensation awards granted to employees is estimated at the grant date and recorded as an expense in the combined statement of operations over the vesting period on a graded vesting basis. For cash-settled plans, a liability is recorded, which is measured at fair value at each balance sheet date with any movements in fair value being recorded in the combined statement of operations. Any subsequent cash flows from exercise of vested awards are recorded as a reduction of the liability. No liabilities related to these plans are reflected in the combined balance sheet.

4.12    Revenue Recognition

Revenue comprises the fair value of the consideration received or receivable for the sale of goods and services in the ordinary course of the Business’s activities. Revenue is presented net of returns, rebates and discounts and after eliminating intercompany sales.

The Business recognizes revenues from sale of goods under unit priced contracts when products are shipped to the customer, the sales price is fixed and determinable; collectability is reasonably assured; and title and risks of ownership have passed to the buyer.

The Business recognizes revenues on construction contracts of its RSW operations and lump sum contracts of its downstream fabrication operations using the percentage-of-completion method of accounting, measured by the percent of contract costs incurred to-date to estimated total contract costs at RSW and units shipped to total expected units shipped at downstream facilities. These methods are used because management considers total cost to be the best available measure of completion of construction contracts in progress at RSW and units shipped to be the best available measure for downstream. Provisions for estimated losses on construction contracts in progress are made in their entirety in the period in which such losses are determined without reference to the percentage complete. Changes in job performance, job conditions, and estimated profitability may result in a revision to revenues and costs, and are recognized in the period in which the revisions are determined. Claims for additional revenues are not recognized until the period in which such claims are allowed.

The asset, “Costs and estimated earnings in excess of billings on uncompleted contracts”, represents revenues recognized in advance of amounts billed. The liability, “Billings in excess of

Gerdau Target Business

(A Carve-out of Certain Operations of Gerdau Ameristeel Corporation)

Notes to Combined Financial Statements

December 31, 2017

(US$ in thousands, unless otherwise stated)

4.12    Revenue Recognition (Continued)

costs and estimated earnings on uncompleted contracts”, represents billings in advance of revenues recognized. See Note 9 for further information regarding construction contracts.

At December 31, 2017, the Business had a provision for estimated losses on contracts of $17.4 million, which is included in other current liabilities. The impact of provisions for estimated losses for the year ended December 31, 2017 was $16.4 million, which is included in cost of sales.

4.13    Lease Contracts

Leases would be classified as capital leases whenever the criteria under ASC 840, Leases, are met. The business has no capital leases. Operating lease payments are recognized in expense on a straight-line basis over the term of the lease.

4.14    Fair Value Measurements

The Business has established a fair value hierarchy which prioritizes the inputs to the valuation techniques used to measure fair value into three levels. These levels are determined based on the lowest level input that is significant to the fair value measurement. Level 1 represents unadjusted quoted prices in active markets for identical assets and liabilities. Level 2 represents quoted prices for similar assets and liabilities in active markets (other than those included in Level 1) which are observable, either directly or indirectly. Level 3 represents valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable. There were no transfers into or out of Level 1, 2 or 3 assets during the year ended December 31, 2017. The carrying values of the Business’s short-term items, including trade accounts receivable, accounts payable and short term debt, approximate fair value due to their short-term nature. The underlying investments within the defined benefit pension plans include assets that are classified as Level 1 and Level 2. See Note 12 for further information regarding pension plan assets. Certain assets are measured at fair value on a non-recurring basis utilizing Level 3 inputs such as goodwill, other intangible assets and other long-lived assets. During the year ended December 31, 2017, goodwill was determined to be impaired and measurement at fair value was applicable.

4.15    Recently Issued Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), and has modified the standard thereafter. Under the standard, revenue is recognized when a customer obtains control of promised goods or services and is recognized in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This guidance is effective for annual and interim reporting periods beginning after December 15, 2017. In addition, the standard includes expanded disclosure requirements. The standard permits the use of either the retrospective or cumulative effect transition method. The Business plans to adopt the standard when required and currently expects to adopt the standard using the modified retrospective approach. The Business has not evaluated the impact of this guidance on its combined financial statements. The Business will be required to implement changes to its accounting policies, practices, and internal controls over financial reporting to support the standard both in the transition period as well as on an on-going basis.

Gerdau Target Business

(A Carve-out of Certain Operations of Gerdau Ameristeel Corporation)

Notes to Combined Financial Statements

December 31, 2017

(US$ in thousands, unless otherwise stated)

4.15    Recently Issued Accounting Pronouncements (Continued)

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), requiring a lessee to recognize a right-of-use asset and a lease liability on its balance sheet for all leases with terms of twelve months or longer. This guidance is effective for fiscal years, and interim reporting periods therein, beginning after December 15, 2018. The Business plans to adopt the standard when required. The provisions of this guidance are to be applied using a modified retrospective approach, with elective reliefs, which requires application of the guidance for all periods presented. The Business has not evaluated the impact of this guidance on its combined financial statements.

5.	Trade Accounts Receivable, Net

The Business’s Trade accounts receivable balances consisted of the following:

Trade accounts receivable	$204,491
Costs and estimated earnings in excess of billings on uncompleted contracts	19,114

223,605

Less: Allowance for doubtful accounts	(2,062)

Trade accounts receiveable, net	$221,543

Trade accounts receivable includes contract retentions of $26.6 million, of which $11.6 million was unbilled.

6.	Inventories

Inventories consisted of the following:

Ferrous and nonferrous scrap	$21,352
Raw materials (excluding scrap) and operating supplies	35,839
Work-in-process	20,251
Finished goods	83,236

$160,678

At December 31, 2017, work-in-process inventory consists of semi-finished billets and liquid steel of approximately $20 million and $0.2 million, respectively.

For the year ended December 31, 2017, the Business has recorded inventory write downs of approximately $0.3 million in cost of sales in the statement of operations.

Gerdau Target Business

(A Carve-out of Certain Operations of Gerdau Ameristeel Corporation)

Notes to Combined Financial Statements

December 31, 2017

(US$ in thousands, unless otherwise stated)

7.	Property, Plant and Equipment

Property, plant and equipment consisted of the following:

Land, Buildings, and Improvements	$188,692
Machinery and Equipment	574,622
Furnitures and Fixtures	9,656
Vehicles	14,622
Construction in Progress	27,869

815,461

Less: accumulated depreciation	(527,395)

$288,066

For the year ended December 31, 2017, approximately $36.6 million and $0.4 million of depreciation expense was charged to cost of sales and selling, general and administrative expenses, respectively, and interest of $0.8 million was capitalized.

See Note 13 for purchase obligations related to capital expenditure projects in progress.

8.	Goodwill and Other Intangible Assets

The following table summarizes the changes in the carrying amount of goodwill:

	West	East	Total
Cost at January 1, 2017	$107,678	$241,220	$348,898
Impairment	(96,605)	(216,459)	(313,064)

Cost at December 31, 2017	$11,073	$24,761	$35,834

In accordance with the Business’s policy to test goodwill for impairment at least annually, the Business tested goodwill allocated to the carve-out Business for impairment as of December 31, 2017. Goodwill from the Parent was allocated to the Business based on the relative fair value of the Business to the Parent’s total fair value. Management determined the consideration to be exchanged defined in the Sale and Asset Purchase Agreement to be the most objective measurement of fair value of the Business. The Business’s reporting units with significant balances of goodwill include the West Coast, which includes the Rancho Cucamonga, California mill and RSW operations, and the East Coast, which includes Jacksonville, Florida, Sayreville, New Jersey, Knoxville, Tennessee and the east coast downstream operations. The reporting units are aligned with the way the Business is managed and the way current oversight is provided. Allocation of goodwill between reporting units is based on relative fair value, which approximates book value. It was determined the carrying amount of the Business’s net assets exceeded their fair value. Accordingly, in December 2017, a goodwill impairment of $97 million and $216 million in the West and East, respectively was recognized.

Gerdau Target Business

(A Carve-out of Certain Operations of Gerdau Ameristeel Corporation)

Notes to Combined Financial Statements

December 31, 2017

(US$ in thousands, unless otherwise stated)

8.	Goodwill and Other Intangible Assets (Continued)

The impairment review process is subjective and requires significant judgment throughout the analysis. If the estimates or related assumptions change in the future, the Business may be required to record additional impairment charges. Additionally, adverse conditions in the economy and future volatility in the stock market could impact the valuation of the Business’s reporting units. The following table summarizes the changes in intangibles assets for RSW and Tamco:

	Customer Relationships	Emissions	Total
Cost
At January 1, 2017	$18,990	$4,982	$23,972
Additions	—	—	—

At December 31, 2017	$18,990	$4,982	$23,972

Accumulated amortization
At January 1, 2017	$9,982	$1,154	$11,136
Amortization charges	1,332	207	1,539

At December 31, 2017	$11,314	$1,361	$12,675

Carrying amount At December 31, 2017	$7,676	$3,621	$11,297

Estimated useful lives	13 to 15 years	15 years
Remaining estimates useful lives	3 to 8 years	8 years

For the year ended December 31, 2017, the Business recorded amortization expense related to its intangible assets of $1.5 million. The amortization expense was included in cost of sales in the Business’s combined statement of operations.

Estimated aggregate amortization expense for each of the next five fiscal years is:

Year Ending December 31,
2018	$1,539
2019	1,539
2020	1,402
2021	1,059
2022	981

$6,520

Gerdau Target Business

(A Carve-out of Certain Operations of Gerdau Ameristeel Corporation)

Notes to Combined Financial Statements

December 31, 2017

(US$ in thousands, unless otherwise stated)

9.	Construction Contracts

As discussed in Note 4.12, the Business recognizes revenues on construction contracts of its RSW operation and the downstream fabrication operations using the percentage-of-completion method of accounting. The following information summarizes information related to these contracts in progress at December 31, 2017 and during or for the year then ended:

Contract revenue recognized	$486,397

Costs incurred on contracts in progress	$1,012,269
Estimated earned gross profit	61,098
Less: Billings to-date	1,067,288

$6,079

Costs and estimated earnings in excess of billings on uncompleted contracts	$19,114
Billings in excess of costs and estimated earnings on uncompleted contracts	(13,035)

$6,079

Costs and estimated earnings in excess of billing on uncompleted contracts is reflected in Trade accounts receivable, net and billings in excess of costs and estimated earnings on completed contracts is reflected in accrued expenses and other payables in the Combined Balance Sheet.

10.	Income Taxes

For the year ended December 31, 2017, income tax benefit is comprised of:

Current
Federal	$—
State	65

65

Deferred
Federal	(65,424)
State	(11,042)

(76,466)

Total income tax benefit	$(76,401)

Gerdau Target Business

(A Carve-out of Certain Operations of Gerdau Ameristeel Corporation)

Notes to Combined Financial Statements

December 31, 2017

(US$ in thousands, unless otherwise stated)

10.	Income Taxes (Continued)

Reconciliation between the effective tax rate on loss from continuing operations and the statutory tax rate is as follows:

Income tax benefit computed using U.S. statutory tax rates (35.0% for 2017)	$(140,944)

Increased (decreased) by the tax effect of:
State income taxes	(8,980)
Goodwill Impairment	63,678
Other, net	(630)
Changes in substantively enacted tax rates	2,584
Changes in valuation allowance	7,891

Income Tax Benefit	$(76,401)

Deferred tax assets and liabilities resulted from the following:

Deferred tax assets:
Allowance for doubtful accounts	$601
Net operating losses carryforwards	27,405
Pension and retirement accruals	3,924
Long-term liabilities not currently deductible	664
Tax credits carryforwards	86
Other	269
Passthrough entities (RSW)	13,076

Total deferred tax assets	46,025
Valuation allowance for Deferred tax assets	(8,538)

Deferred tax assets, net	$37,487

Deferred tax liabilities:
Inventory	$(249)
Property, plant, and equipment	(37,238)

Total deferred tax liabilities	$(37,487)

Net deferred tax assets/(liabilities)	$—

As of December 31, 2017, the Company has federal and state income tax net operating loss (“NOL”) carryforwards of $99.2 million and $111.8 million, which will expire at various dates from 2024 through 2037.

The Company believes that it is more likely than not that the benefit from the federal and certain state NOL carryforwards will not be realized. In recognition of this risk, the Company has provided a valuation allowance of $8.5 million on the deferred tax assets relating to these federal and state NOL carryforwards.

Gerdau Target Business

(A Carve-out of Certain Operations of Gerdau Ameristeel Corporation)

Notes to Combined Financial Statements

December 31, 2017

(US$ in thousands, unless otherwise stated)

10.	Income Taxes (Continued)

On December 22, 2017, the United States enacted the “Tax Cuts and Jobs Act”. The Tax Cuts and Jobs Act significantly revises the U.S. tax code by, among other things, lowering the corporate income tax rate from 35% to 21%; limiting deductibility of interest expense; and implementing a territorial-style tax system imposing a repatriation tax on deemed repatriated earnings of foreign subsidiaries. The significant impacts of this legislation to the Business are highlighted below.

The Tax Act reduces the corporate tax rate to 21 percent, effective from January 1, 2018. Consequently, the Business has recorded a decrease related to net deferred tax asset of $2.6 million, with a corresponding expense adjustment to income from operations of $2.6 million. At the same time, the Business also has recorded a decrease related to the valuation allowance of $2.6 million, with a corresponding benefit adjustment to income from operation of $2.6 million. The ultimate impact of the Tax Cuts and Jobs Act may differ from the Business’ estimates due to changes in the interpretations and assumptions made by the Business as well as additional regulatory guidance that may be issued.

11.	Related-Party Transactions

In May 2008, RSW executed a demand promissory note with Gerdau Ameristeel US, Inc., a related party, that allows RSW to borrow up to $60 million at BBA LIBOR plus 1.50% for working capital, capital expenditures, or acquisition purposes. The outstanding balance on the demand promissory note at December 31, 2017 was $31 million. Interest expense on the demand promissory note for the year ended December 31, 2017 was approximately $0.3 million and accrued interest was approximately $0.1 million at December 31, 2017.

At December 31, 2017, the Business had receivables and payables from subsidiaries of the Parent of $2.6 million and $3.8 million, respectively. These amounts are reflected in trade receivables and trade payables in the combined balance sheet.

The Business purchases products from and sells products to certain Gerdau Ameristeel Corporation affiliates which are outside of the scope of the Sale and Asset Purchase Agreement. For the year ended December 31, 2017 such purchases and sales totaled $49.9 million and $23.9 million, respectively. Management believes transactions with the Business’s affiliates were on terms similar to those that would be obtained in transaction with unrelated parties.

Additionally, refer to Note 3 for allocation of certain costs and expenses from the Parent and certain of its affiliates.

12.	Retirement Benefit Obligations

The Business maintains defined benefit pension plans covering certain employees of Tamco. The benefits are based on years of service and compensation during the period of employment. Annual contributions are made in conformity with minimum funding requirements and maximum deductible limitations.

Gerdau Target Business

(A Carve-out of Certain Operations of Gerdau Ameristeel Corporation)

Notes to Combined Financial Statements

December 31, 2017

(US$ in thousands, unless otherwise stated)

12.	Retirement Benefit Obligations (Continued)

The Tamco Pension Plan for Hourly Employees is being assumed by the buyer and the Parent will retain the Tamco Pension Plan for Salaried Employees. The following tables summarize the accumulated pension benefits obligations for both Tamco plans included in the combined balance sheet:

Pension Benefits
Changes in benefit obligation
Benefit obligation at beginning of year	$51,283
Service cost	911
Interest cost	2,125
Settlements/curtailment	(834)
Actuarial loss	2,207
Benefits and administrative expenses paid	(2,336)

Benefit obligation at end of year	$53,356

Change in plan assets
Fair value of plan assets at beginning of year	34,099
Net interest cost on assets	1,428
Actuarial gains on plan assets	3,849
Employer contribution	2,050
Benefits and administrative expenses paid	(2,336)
Settlement	(826)

Fair value of plan assets at end of year	$38,264

Funded status of plans	$(15,092)

Amounts recognized in combined balance sheet
Retirement benefit obligations	$(15,092)

The following tables summarize the expenses related to pension benefits included in the combined statements of operations. The Business has elected to recognize actuarial gains and losses in the period they are incurred.

Components of net periodic cost
Service cost	$911
Net interest cost	697
Recognized actuarial settlement gains	(8)
Actuarial gains	(1,642)

Net periodic benefit	$(42)

The total net periodic benefit for the year ended December 31, 2017 was included in Cost of sales in the combined statement of operations.

Gerdau Target Business

(A Carve-out of Certain Operations of Gerdau Ameristeel Corporation)

Notes to Combined Financial Statements

December 31, 2017

(US$ in thousands, unless otherwise stated)

12.	Retirement Benefit Obligations (Continued)

The Business contributed approximately $2.1 million to its defined benefit pension plans for the year ended December 31, 2017. The Business expects to contribute approximately $1.8 million to its pension plans in 2018.

The table below presents various assumptions used in determining the benefit obligation for the year ended December 31, 2017 and reflects the percentages for the various plans.

Assumptions
Weighted-average assumptions used to determine benefits obligations at December 31, 2017
Discount rate	3.50%
Rate of compensation increase	N/A

Weighted-average assumptions used to determine net periodic benefit costs for the year ended December 31, 2017
Discount rate	3.50%
Expected long-term rate of return	5.67%
Rate of compensation increase	N/A

The Business’s expected rate of return on plan assets is determined based on a review of historical long-term investment performance, current asset allocation, and estimates of future long-term returns by asset class.

The discount rate is as of the measurement date, December 31, and is sensitive to changes in interest rates. For the year ended December 31, 2017, a one-percentage point decrease in the discount rate would result in an increase to postretirement expense of $7.6 million, whereas a one-percentage point increase would have resulted in a decrease of $6.1 million.

Plan Assets

The Business’s pension plan weighted-average asset allocations at December 31, 2017, by asset category are as follows:

Asset category
Equity securities	54.0%
Debt securities	36.0%
Other	10.0%

100.0%

The Parent has an Investment Committee that defines the investment policy related to the defined benefit plans. The primary investment objective is to ensure the security of benefits that have accrued under the plans by providing an adequately funded asset pool that is separate from and independent of

Gerdau Target Business

(A Carve-out of Certain Operations of Gerdau Ameristeel Corporation)

Notes to Combined Financial Statements

December 31, 2017

(US$ in thousands, unless otherwise stated)

12.	Retirement Benefit Obligations (Continued)

the Business. To accomplish this objective, the fund shall be invested in a manner that adheres to the safeguards and diversity to which a prudent investor of pension funds would normally adhere. The Parent retains specialized consultant providers that advise and support the Investment Committee decisions and recommendations.

The asset mix policy considers the principles of diversification and long-term investment goal, as well as liquidity requirements. In order to accomplish that, the target allocations are 50% equity securities, 40% debt securities and 10% alternative securities.

The fair value of the Business’s pension plan assets at December 31, 2017, by asset category are as follows:

		Pension Plan Assets Fair Value Measurements at December 31, 2017
Description	Total	Quoted Prices in Active Markets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Short-term investments	$85	$85	$—	$—
Unitized investment pool	38,179	—	38,179	—

	$38,264	$85	$38,179	$—

The following benefit payments for the Business’s pension plan, which reflect expected future service, as appropriate, are expected to be paid for the periods indicated:

Year Ending December 31,
2018	$2,613
2019	2,688
2020	2,801
2021	2,876
2022	2,905
2023-2027	14,741

$28,624

Multi-Employer Pension Plans

RSW contributes to a multi-employer pension plan under the terms of a collective bargaining agreement that covers union-represented employees. The multi-employer pension plan is a defined benefit plan that is accounted for as a defined contribution plan, due to the limited information made available to the participating employers. The collective bargaining agreement with the union determines the amounts of our ongoing contributions to this plan. RSW contributed $30.2 million to the multi-employer plan on

Gerdau Target Business

(A Carve-out of Certain Operations of Gerdau Ameristeel Corporation)

Notes to Combined Financial Statements

December 31, 2017

(US$ in thousands, unless otherwise stated)

12.	Retirement Benefit Obligations (Continued)

behalf of employees under the collective bargaining agreement for the year ended December 31, 2017, and are included in Cost of Sales in the Business’s combined statement of operations. The Business expects to contribute $32.4 million in 2018.

Certain defined benefit pension plans and defined contribution plans are maintained by the Parent. These plans include other Parent employees that are not employees of the Business. The Parent also provides certain retiree health insurance benefits to eligible employees who have retired from the Business. Employees who retire after a certain age with specified years of service become eligible for benefits under this unfunded plan. The Parent has the right to modify or terminate these benefits. Management has made various assumptions and estimates to allocate the expenses and balances related to these plans to the Business. For the year ended December 31, 2017, the Parent allocated $1.7 million of pension and other post-retirement benefits expense to the Business, which have been reflected within costs of sales and selling, general, and administrative expenses in the accompanying combined statement of operations. The related pension and post-retirement benefit liability of these plans has not been allocated to the Business and has not been presented in the accompanying combined balance sheet since the obligation is and will remain a liability of the Parent. The Parent expects to contribute $1.5 million in 2018.

13.	Commitments and Contingencies

Operating Leases

The Business leases various machinery, equipment and real property under noncancelable operating leases. The future aggregate minimum lease payments under noncancelable operating leases are as follows:

Year Ending December 31,
2018	$11,449
2019	9,825
2020	8,822
2021	7,342
2022	4,943
Thereafter	10,267

$52,648

Total rent expense related to operating leases was $16.7 million for the year ended December 31, 2017.

Capital Expenditure Commitments

The Business has contractual purchase obligations for capital expenditures in progress of $19.7 million as of December 31, 2017.

Gerdau Target Business

(A Carve-out of Certain Operations of Gerdau Ameristeel Corporation)

Notes to Combined Financial Statements

December 31, 2017

(US$ in thousands, unless otherwise stated)

13.	Commitments and Contingencies (Continued)

Service Commitments

The Business has long-term contracts with several raw material suppliers. The Business typically realizes lower costs and improved service from these contracts. The Business believes these raw materials would be readily available in the market without such contracts.

Litigation Contingencies

The Business is occasionally named as a party in various claims and legal proceedings which arise during the normal course of its business. Although there can be no assurance that any particular claim will be resolved in the Business’s favor, the Business does not believe that the outcome of any claims or potential claims of which it is currently aware will have a material adverse effect on the combined financial position, results of operations or cash flows of the Business.

Environmental Remediation

As the Business is involved in the manufacturing of steel, it produces and uses certain substances that may pose environmental hazards. The principal hazardous waste generated by current and past operations is electric arc furnace (“EAF”) dust, a residual from the production of steel in electric arc furnaces. Environmental legislation and regulation at both the federal and state level over EAF dust is subject to change, which may change the cost of compliance. While EAF dust is generated in current production processes, such EAF dust is being collected, handled and disposed of in a manner that the Business believes meets all current federal, state and provincial environmental regulations. The costs of collection and disposal of EAF dust are expensed as operating costs when incurred. In addition, the Business has handled and disposed of EAF dust in other manners in previous years, and is responsible for the remediation of certain sites where such dust was generated and/or disposed.

In general, the Business’s estimate of remediation costs is based on its review of each site and the nature of the anticipated remediation activities to be undertaken. The Business’s process for estimating such remediation costs includes determining for each site the expected remediation methods, and the estimated cost for each step of the remediation. In such determinations, the Business may employ outside consultants and providers of such remedial services to assist in making such determinations. Considering the uncertainties inherent in determining the costs associated with the clean-up of such contamination, including the time periods over which such costs must be paid, the extent of contribution by parties which are jointly and severally liable, and the nature and timing of payments to be made under cost sharing arrangements, there can be no assurance the ultimate costs of remediation may not differ from the estimated remediation costs.

The related remediation liability has not been allocated to the Business and has not been presented in the combined balance sheet since the obligation is and will remain a liability of the Parent. Expenses related to remediation are recorded in cost of sales and totaled approximately $1.9 million for the year ended December 31, 2017.

Gerdau Target Business

(A Carve-out of Certain Operations of Gerdau Ameristeel Corporation)

Notes to Combined Financial Statements

December 31, 2017

(US$ in thousands, unless otherwise stated)

13.	Commitments and Contingencies (Continued)

Accrued Workers’ Compensation

The Parent provides workers’ compensation benefits to employees of the Business who suffer injuries while performing their job duties. The Parent is self-insured up to a maximum limit, over which, they are then covered by a third party insurer. Management has made various assumptions and estimates to allocate the expenses and balances related to this policy to the Business. The accrued workers’ compensation liability represents the present value of future expected payouts for both reported claims and incurred but not reported claims. Additional accruals or reversals of accruals are recorded in the Business’s combined statement of operations in either cost of sales or selling, general and administrative expenses.

The liability presented in the combined balance sheet represents the balance related to RSW and in accordance with the Sale and Purchase Agreement, such liabilities will be retained by the Parent upon consummation of the transaction. Changes in accrued liabilities for workers’ compensation activities for the year ended December 31, 2017 are summarized as follows:

Accrued Workers’ Compensation
At January 1, 2017	$7,180

Accrued liability charged to earnings	1,989
Cash payments	(1,823)

At December 31, 2017	$7,346

Accrued workers’ compensation liability is included in the following balance sheet lines:

Other current liabilities	$3,180
Other noncurrent liabilities	4,166

At December 31, 2017	$7,346

14.	Subsequent Events

The Business has conducted subsequent events review through March 23, 2018, which is the date the combined financial statements were available to be issued.